January 5, 2006


Mail Stop 4561

VIA U.S. MAIL 214-661-6618

Mr. Qian Fang
Chief Financial Officer
China Digital Wireless, Inc.
429 Guangdong Road
Shanghai, People`s Republic of China 200001

RE: China Digital Wireless, Inc.
Form 10-KSB for the year ended December 31, 2004
File no. 000-12536
Form 10-QSB for the quarters ended March 31, 2005 and June 30,
2005
File no. 000-12536

Dear Mr. Fang:

We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.



						Sincerely,



Cicely D. Luckey
Accounting Branch Chief



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